CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-60495) and Form S-3 (File Nos. 333-57501, 333-70229, 333-86037 and 333-86153) of Alpharma Inc. of our report dated February 27, 2004, except for Note 2B as to which the date is May 26, 2004, relating to the financial statements, which appears in this Form 10-K/A.

Florham Park, New Jersey

June 1, 2004